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                                  EXHIBIT 10.3


                               OPEN-END MORTGAGE,
                   SECURITY AGREEMENT AND FINANCING STATEMENT
             [To Secure up to $1,000,000.00 (exclusive of interest)]

        Scioto Downs, Inc., an Ohio corporation ("Mortgagor"), whose address is 6000 South High Street, Columbus, Ohio 43207, in consideration of One Million Dollars ($1,000,000.00 paid or to be paid to or on behalf of Mortgagor by MTR Gaming Group, Inc., a Delaware corporation ("Mortgagee"), whose address is State Route 2, P.O. Box 356, Chester, WV 26034, hereby grants with mortgage covenants to Mortgagee, its successors and assigns forever, the approximately 173 acre parcel of land in the State of Ohio, County of Franklin, and Township of Hamilton, commonly known as 6000 South High Street, as more fully described on the Exhibit A attached to this Mortgage and made a part hereof (the "Property").

        Mortgagor also grants to Mortgagee all of the rents, issues, and profits which may arise or be had from the Property and the estate, right, title, and interest, either in law or in equity, which Mortgagor now has or may hereafter acquire in and to all the Property; all buildings and improvements now existing or hereafter constructed or placed on the Property; all fixtures of whatever kind and nature including without limitation all heating, lighting, sprinkling, plumbing, air conditioning, and ventilating machinery and equipment which is physically affixed or annexed to the Property; all attached carpeting, wall and floor coverings; all pipes, conduits, pumps, boilers, tanks, motors, engines and furnaces; and all parts, accessories, attachments, additions, and other replacements thereof, of every kind and description, located at or on the Property.

        The Property and the buildings, improvements, and other items enumerated in the preceding paragraph are sometimes hereinafter referred to as the "Premises".


        Pursuant to the terms and conditions of a Merger Agreement entered into as of December 23, 2002, as amended (the "Merger Agreement), by and between Mortgagee, Mortgagor and Racing Acquisition Corp. (a wholly owned subsidiary of the Mortgagee), Mortgagee will acquire all of the issued and outstanding stock of the Mortgagor.


        The Mortgagor has requested that the Mortgagee extend credit to the Mortgagor, pursuant to the terms and conditions of a Loan Agreement (the "Loan Agreement") and Promissory Note (the "Note") of even date herewith, in the maximum principal amount of One Million Dollars ($1,000,000.00) (hereinafter called the "Loan"), and the Mortgagor hereby mortgages the Premises to secure the Loan.

        This Mortgage secures, in such order or priority as Mortgagee may elect: payment, performance and observance of Borrower's indebtedness and obligations under the Loan and under each and every instrument and document now or hereafter evidencing or securing the Loan (hereinafter collectively called the "Loan Documents"), including, without limitation the Loan Agreement and Note.

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        In addition to any other debt or obligation secured hereby, this
Mortgage shall secure unpaid balances of advances made, with respect to the Premises, for the payment of taxes, assessments, insurance premiums or costs incurred for the protection of the Premises.

        This Mortgage is intended to be a security agreement pursuant to the Uniform Commercial Code as enacted in Ohio with respect to any of the above described collateral that may be subjected to a security interest under such code. Upon the occurrence of any event of default hereunder, Mortgagee shall have the remedies of a secured party under the Uniform Commercial Code and, at Mortgagee's sole option, may also invoke the remedies provided in this Mortgage. All or part of the above described collateral that may be so subjected to a security interest under such Code is or may become a fixture related to the Premises. Upon filing, this Mortgage shall also be effective as a financing statement filed as a fixture filing with respect to such collateral.

        The parties hereto intend that, in addition to any other debt or obligation secured hereby, this Mortgage shall secure unpaid balances of loan advances made by Mortgagee to Borrower after this Mortgage is delivered to the Recorder for record, whether made pursuant to an obligation of Mortgagee or otherwise. Such loan advances are and will be evidenced by the Note or the Loan Documents. The maximum amount of unpaid loan indebtedness secured by this Mortgage (which shall consist of unpaid balances of loan advances made either before or after, or both before and after, this Mortgage is delivered to the Recorder for record), exclusive of interest thereon, which may be outstanding at any time is One Million Dollars ($1,000,000.00).

Covenants of Mortgagor

        Mortgagor, for itself and its successors and assigns, hereby covenants with Mortgagee, its successors and assigns, that Mortgagor holds a valid fee simple interest in the Premises; that it has the right to bargain and sell the same in the manner and form as set forth in this Mortgage; that the Premises are free from all liens and encumbrances whatsoever except real estate taxes and assessments not presently due and payable, zoning laws, a mortgage in favor of National City Bank securing outstanding indebtedness having a principal amount of less than Two Million Six Hundred Thousand Dollars ($2,600,000.00), and easements and restrictions of record; that Mortgagor will warrant and defend the Premises and the appurtenances thereto to Mortgagee, its successors and assigns, forever, against all claims and demands whatsoever except the above described exceptions; and hereby covenants and agrees:

        1. To pay before they become delinquent all taxes (both general and special), assessments, water rents, fines or impositions, and governmental charges levied or assessed against the Premises or any part thereof or interest therein, and upon request of Mortgagee, to promptly deliver to Mortgagee receipts showing such payments.

        2. To keep all buildings and other improvements now existing or hereafter erected on the Premises insured against loss or damage by fire and such other hazards (i.e., all risk coverage), casualties, and contingencies as may be reasonably required by Mortgagee and to provide comprehensive public liability insurance in such amounts as Mortgagee may reasonably require. All policies of insurance shall be in forms, from companies, and in amounts satisfactory


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to Mortgagee and any other person holding a mortgage on the Premises, and shall include standard mortgagee clauses and loss payable clauses in favor of and in form acceptable to Mortgagee and a provision for each such insurer to give Mortgagee 30 days prior written notice of the insurer's intention to cancel such policy. All premiums relating to such insurance shall be paid promptly and Mortgagee shall be furnished with evidence of the existence of such insurance and the current status of premiums thereon. In the case of pending expiration of any such policy, a renewal thereof with receipt for the premium on such policy shall be delivered to Mortgagee on or before the date of expiration. In the event of loss, Mortgagor shall give immediate notice by mail to Mortgagee. If any portion of the Premises shall be damaged or partially or totally destroyed while this Mortgage is in effect, the net proceeds payable from any insurance policy as a result of such damage or destruction shall be used, at the option of Mortgagee, either (a) to reduce the indebtedness secured by this Mortgage, whether due or not, or (b) to repair, rebuild, or restore the Premises pursuant to such arrangements for periodic disbursements of portions of such proceeds as Mortgagee may require in order to assure that all such repairs, rebuilding, and restoration is accomplished in a good, timely, and workmanlike manner, free and clear of all mechanics' or other liens.

        3. To keep and maintain all buildings, improvements, appurtenances, fixtures, and other property now or hereafter comprising a part of the Premises in good repair and in as good condition as the same now are or may hereafter be put and to comply with all laws, ordinances, regulations, and requirements of all legally constituted authorities respecting the Premises and the use of the Premises.

        4. To keep the Premises free and clear from all mechanics' liens, statutory liens, tax liens, and liens of any other type whatsoever during the continuance of this Mortgage and to execute and deliver inferior mortgages or modifications of inferior mortgages only after receiving the express written authorization from Mortgagee. If any liens or encumbrances referred to in the preceding sentence are placed against the Premises, or foreclosure proceedings of any junior lien or encumbrance of any kind are instituted, Mortgagee may, at its option, declare the Note secured by this Mortgage due and payable immediately and institute such proceedings as it may determine necessary or advisable to protect its interest in the Premises. The foregoing prohibition against liens and encumbrances shall not apply to the lien of real estate taxes and assessments that are treated in paragraph 1 above.

        5. Not to commit, suffer, or permit any waste on, of, or to the Premises, nor use or permit the use of any portion thereof for any unlawful act, or any action that might diminish or impair the value of the Premises or the lien or security of this Mortgage.

        6. Not to remove, demolish, or alter any building, improvement, or other item described in the second paragraph on page one of this Mortgage now or hereafter comprising a part of the Premises except when incident to the improvement of the Premises or for the replacement of fixtures with items of like kind and value.

        7. Not to sell, assign, convey, lease, or sublease all or any part of the Premises, or any legal or equitable interest therein, without the prior written consent of Mortgagee. If Mortgagee consents to a change of ownership, Mortgagee may, without notice to Mortgagor, deal with such


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successor or successors in interest of Mortgagor with reference to this Mortgage and the debt secured by this Mortgage in the same manner as with Mortgagor, may forbear to sue, or may extend time for payment of the debt secured by this Mortgage without discharging or in any way affecting the liability of Mortgagor under this Mortgage or the debt secured under this Mortgage, or may make such other arrangements with such successor or successors in interest regarding the payment of the obligation secured under this Mortgage as Mortgagee in its judgment shall consider necessary or advisable without releasing or discharging Mortgagor from any obligations or liabilities which it may have under the Note or any other Loan Documents.

        8. To execute and deliver to Mortgagee and to any subsequent holder from time to time, upon demand, any further instrument or instruments, including, but not limited to, mortgages, security agreements, financing statements, assignments, and substitution notes, so as to reaffirm or to perfect the evidence of the obligation secured by this Mortgage and the lien of Mortgagee on all or any part of the Premises intended to be hereby mortgaged

        9. That the Premises are in compliance with all "Environmental Laws" (as defined below); that there are no conditions existing currently or likely to exist during the term of the Note which require or are likely to require cleanup, removal, remedial action, or other response pursuant to Environmental Laws by the Mortgagor; that Mortgagor is not a party to any litigation or administrative proceeding, nor so far as is known by the Mortgagor is any litigation or administrative proceeding threatened against it, which asserts or alleges that Mortgagor violated any Environmental Laws; that neither the Premises nor the Mortgagor is subject to any judgment, decree, order, or citation related to or arising out of any Environmental Laws; and that no permits or licenses are required under any Environmental Laws relative to the Premises. In the event that such statements later prove to be false, irrespective of Mortgagor's knowledge, such shall be an event of default under this Mortgage.

        For purposes of this Mortgage: (a) "Environment" or "Environmental" shall mean any water or water vapor, any land including land surface or subsurface, air, fish, wildlife, biota and all other natural resources; and (b) "Environmental Laws" shall mean all federal, state, and local environmental laws, statutes, ordinances, and codes relating to the protection of public health or the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, management, production, or disposal of solid wastes, toxic substances, hazardous wastes, hazardous substances, petroleum, petroleum based products, radio-nuclides, or other radioactive materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders, and directives of federal, state, and local government agencies and authorities with respect thereto, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Solid Waste Disposal Act, as amended (42 U.S.C. Section 6901, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.), the Clean Air Act of 1970, as amended (42 U.S.C. Section 7401, et seq.), the Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136, et seq.), the Atomic Energy Act (23 U.S.C. Section 2011, et seq.), and Chapter 3745 of the Ohio Administrative Code.


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        Mortgagor covenants and agrees to comply with all applicable
Environmental Laws; to provide to the Mortgagee, immediately upon receipt, copies or any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a cleanup, removal, remedial action, or other response by or on the part of the Mortgagor under Environmental Laws or which seeks criminal or punitive penalties from Mortgagor for an alleged violation of Environmental Laws; and to advise the Mortgagee in writing as soon as Mortgagor becomes aware of any condition or circumstance which makes the warranties contained in this mortgage incomplete or inaccurate. Any failure of Mortgagor to comply with the Environmental Laws shall be an event of default under this Mortgage. The covenants and obligations of Mortgagor under this section shall survive any foreclosure of this Mortgage.

Failure to Comply with Obligations

        Upon the failure of Mortgagor: (a) to perform any obligation to be performed by Mortgagor under this Mortgage or under any other mortgage that encumbers the Premises, or to pay any taxes, assessments, insurance premiums, or other payments provided for under this Mortgage, (b) to pay the cost and expense of maintaining the Premises in the state of repair and condition required by this Mortgage, (c) to defend its title to the Premises, or (d) to discharge and pay when due any lien or title claimed to rank equal to or have priority over the lien of this Mortgage, Mortgagee, or its successors and assigns, may pay such taxes, assessments, insurance premiums, or payment, perform such obligations, and pay the cost and expense of such repair or maintenance, or the cost and expense of defending or clearing such title or performing any such obligation, including reasonable attorneys' fees, and any and all amounts paid out by Mortgagee in connection therewith, with interest at the applicable rate under the Note from time to time, payable monthly, shall be deemed to have been paid to protect the Premises and shall be and become additional indebtedness secured by this Mortgage and shall be paid to Mortgagee, or its successors and assigns, by Mortgagor immediately upon demand.

        Unless otherwise agreed, all payments received by Mortgagor are to be applied in the following order: costs, expenses, reasonable attorney's fees, interest, and then principal. In the event this Mortgage secures more than one note or other evidence of indebtedness, then any payment may be applied in such order as Mortgagee may determine.

Condemnation

        If any portion of the Premises is condemned under any power of eminent domain, or acquired for a public use, at any time, the net proceeds of any condemnation award paid as a result of such condemnation or acquisition shall be used, at the option of Mortgagee, either (a) to reduce the indebtedness secured by this Mortgage, whether due or not, or (b) to repair, rebuild, or restore the Premises pursuant to such arrangements for periodic disbursements of portions of such proceeds as Mortgagee may require in order to assure that all such repairs, rebuilding, and restoration is accomplished in a good, timely, and workmanlike manner, free and clear of all mechanics' or other liens.

Default


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        If default is made by Mortgagor : (a) in the payment of any installment of principal or interest and principal of the Note as provided in the Note; (b) in the payment of taxes, assessments, insurance premiums or other payments required under this Mortgage; or (c) in the due and punctual performance of any of the terms, agreements, covenants, conditions, and representations of the Note, this Mortgage, or any Loan Document, or any other document relating thereto; or if any change shall occur in the equitable or legal ownership of the Premises; or if Mortgagor : (i) shall make an assignment for the benefit of creditors; (ii) have a receiver or trustee appointed for the Premises, for Mortgagor, or for all or any substantial portion of Mortgagor's property; (iii) admits in writing its inability to pay its debts generally as they become due;
(iv) has an order for relief entered in any case commenced by or against it under the federal bankruptcy laws, as now or hereafter in effect; (v) commences a proceeding under any other federal or state bankruptcy, insolvency, reorganization, or other similar law, or has such a proceeding commenced against it or has the proceeding remain undismissed and unstayed for 60 days; (vi) defaults under the Merger Agreement; or (vii) defaults under the Management Agreement; and, in the case of a default in any matter described in terms (b) or
(c) of this paragraph upon 5 days' written notice from Mortgagee to Mortgagor (during which period Mortgagor shall have the right to cure such default), the Note and all sums or amounts payable to Mortgagee shall, at the option of Mortgagee, be and become immediately due and payable, all such amounts shall bear interest at the default rate set forth in the Note, payable monthly until paid, and this Mortgage shall become subject to foreclosure. In the event of foreclosure, the Premises may be sold in its entirety, or as two or more parcels, at the sole discretion of Mortgagee.

        Mortgagee's declaration of a default pursuant to items (i) through (vii) of the preceding paragraph and the exercise of remedies upon any such declaration shall be subject to any applicable limitations of federal bankruptcy law affecting or precluding such declaration or exercise during the pendency of or immediately following any bankruptcy, liquidation, or reorganization proceeding.

Rights of Note Holder

        The legal holder of the Note secured by this Mortgage may, at any time, by written agreement with Mortgagor or any successor in interest, and without notice to any other person, renew or extend the time for payment of the indebtedness secured by this Mortgage, or any part thereof, or increase or decrease the rate of interest thereon, without thereby affecting this Mortgage or its priority over any junior liens or encumbrances, and without releasing any person from liability. The rights and remedies afforded Mortgagee under this Mortgage are cumulative and the holder of the Note secured by this Mortgage may recover judgment thereon, issue execution therefor, and resort to every other right or remedy available at law or in equity, without first exhausting, and without affecting or impairing the security of any right or remedy afforded by this Mortgage. The unenforceability or invalidity of any one or more provisions, clauses, sentences, or paragraphs of this Mortgage shall not render any other provision, clause, sentence, or paragraph contained in this Mortgage unenforceable or invalid. Mortgagee is further authorized to do all things provided to be done by a mortgagee under Section 1311.14 of the Ohio Revised Code.


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Waiver of Rights

        Mortgagee's failure to exercise any option to accelerate the maturity of the principal debt or any other sums secured by this Mortgage under any provision of the Note or this Mortgage shall not constitute or be deemed a waiver of Mortgagee's right to exercise such option or accelerate such maturity with respect to any past or any subsequent violation of any term or condition of the Note or this Mortgage. Any person authorized by Mortgagee shall have the right to enter upon and inspect the Premises at all reasonable times; provided that Mortgagor shall be given reasonable advance notice of any such entry and the right of entry shall be subject to the rights of tenants of space within the Premises.

Transfers or Encumbrances of the Premises or Beneficial Interests in Mortgagor

        Without the prior written consent of Mortgagee, Mortgagor shall not (a) create or suffer to be created any charge, lien or encumbrance upon the Premises, or any part thereof or interest therein, excepting the lien of this Mortgage, any encumbrances permitted by Mortgagee in writing and any utility easements necessary for the purposes of providing utility services to the Premises, (b) sell, convey, lease (except for permitted tenant leases) or transfer the Premises, or any part thereof or interest therein, legal or equitable, or (c) permit or acquiesce in the transfer of any ownership interest in Mortgagor.

Use of Premises

        Mortgagor shall not make, suffer or permit any use of the Premises other than in compliance with all applicable zoning ordinances and restrictions, as the same may be amended from time.

WAIVER OF JURY TRIAL

        MORTGAGOR HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS MORTGAGE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        This Mortgage and all terms, conditions, provisions and covenants hereof shall inure to the benefit of and shall bind the successors and assigns of the parties to this Mortgage.

        PROVIDED, that if Borrower or Mortgagor, as the case may be, shall well and truly pay the Note according to its terms, together with all interest, taxes, assessments, and other sums, amounts or charges which may be payable to Mortgagee and if the terms, covenants, provisions and conditions contained in this Mortgage, the Note, and any other Loan Documents are fully and punctually kept and performed by Borrower or Mortgagor, as the case may be, as required under this Mortgage, then this Mortgage shall be void; otherwise it shall remain in full force and effect forever. Notwithstanding the foregoing, this Mortgage shall be void, and Mortgagor shall execute a release with respect thereto, upon the acquisition by Mortgagor of Borrower pursuant to the terms and conditions of the Merger Agreement.


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        IN WITNESS WHEREOF, Mortgagor has executed this Mortgage on May 5, 2003.

                                    MORTGAGOR:

                                    SCIOTO DOWNS, INC.
                                    an Ohio corporation


                                    ________________________________
                                    By:  Edward T. Ryan
                                    Its: President and Chief Executive Officer

STATE OF OHIO,
FRANKLIN COUNTY: ss.

        The foregoing instrument was acknowledged before me on May 5, 2003, by Edward T. Ryan, the president and chief executive officer of Scioto Downs, Inc., an Ohio corporation, on behalf of said corporation.

        _______________________________________
        Notary Public - State of Ohio

        My commission expires:___________________

This document was prepared by: Todd William Collis, Esq., Crabbe Brown & James, LLP, 500 South Front Street, Suite 1200, Columbus, Ohio 43115



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                                    EXHIBIT A

                            REAL PROPERTY DESCRIPTION











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